AIM Funds Intermediary Agreement Regarding Compliance with SEC Rule 22c-2 (the "Agreement")

This Agreement is made and entered into as of April 16, 2007 by and between AIM Investment Services, Inc. (the "Transfer Agent"), a Delaware corporation, and Valley Forge Life Insurance Company (as successor by merger to Sage Life Assurance of America, Inc.) ("Intermediary") with an effective date of October 16, 2007.

                                    Recitals

WHEREAS, Transfer Agent is entering into this Agreement as agent and on behalf of certain AIM mutual funds, including any separate series or portfolios thereof, whether existing at the date of this Agreement or established subsequent hereto (the "Funds");

WHEREAS, Transfer Agent is the transfer agent for the Funds;

WHEREAS, Prior to the effective date of this Agreement, the Fund and the Intermediary agree that any request made to the Intermediary by the Fund for Shareholder transaction information, and the Intermediary's response to such request, shall be governed by whatever practices the Fund and the Intermediary had utilized in the absence of a formal agreement, if any, to govern such request;

WHEREAS, the Intermediary issues certain variable life insurance and variable annuity contracts (the "Contracts") that are supported by The Sage Variable Life Account A and The Sage Variable Annuity Account A (the "Separate Accounts");

WHEREAS, the Separate Accounts have been established by the Intermediary to invest assets attributable to the Contracts in shares of the Funds;

WHEREAS, the Intermediary purchases and redeems Shares of the Funds on behalf of the Separate Accounts to fund the Contracts in accordance with Shareholder directions and the terms of the Contracts;

WHEREAS, Rule 22c-2 (the "Rule") under the Investment Company Act of 1940, as amended (the "Investment Company Act"), requires the Funds or Transfer Agent to enter into a written shareholder information agreement with each financial intermediary (as defined by the Rule) of the Funds;

WHEREAS, Funds has identified Intermediary as a financial intermediary of the Funds;

WHEREAS, Transfer Agent has agreed to administer the Funds' compliance program related to the Rule; and

WHEREAS, this Agreement sets forth the terms and conditions for information sharing for the Transfer Agent, Funds, and Intermediary in accordance with the Rule.

NOW, THEREFORE, the premises considered, and in consideration of the mutual covenants contained in this Agreement, Transfer Agent and Intermediary agree as follows:

1. Definitions. The following definitions shall apply to this Agreement.

(a) The term "Fund" includes Transfer Agent, the Funds' principal underwriter and/or the Funds. The term does not include any "excepted funds" as defined in Rule 22c-2(b) under the Investment Company Act.(1)

(b) The term "Shares" means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act that are held by the Intermediary.

(c) The term "Shareholder" means the owner of interests in a Contract issued by the Intermediary, or a participant in an employee benefit plan with a beneficial interest in a Contract.

(d) The term "Shareholder-Initiated Transfer Purchase" means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract to the Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to the Fund as a result of "dollar cost averaging" programs, Intermediary-approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Contract death benefit; (iii) one-time step-up in Contract value pursuant to a Contract death benefit; (iv) step-ups in Contract value pursuant to a Contract living benefit;
(v) allocation of assets to the Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or (vi) pre-arranged transfers at the conclusion of a required free look period.

(e) The term "Shareholder-Initiated Transfer Redemption" means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract out of the Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of the Fund as a result of annuity payouts, loans, systematic withdrawal programs, Intermediary-approved asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract;
(iii) within a Contract out of the Fund as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract.

(f) The term "written" includes electronic writings and facsimile transmissions.

2. (a) Agreement to Provide Shareholder Information. Intermediary agrees to provide the Transfer Agent, upon written request from the Fund, the taxpayer identification number ("TIN"), the Individual/International Taxpayer Identification Number ("ITIN")(2), or other government-issued identifier ("GII") and the Contract owner number or participant account number associated with the Shareholder, if known, of any or all Shareholder(s) of the account(s), and the amount, date, and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through one or more account(s) maintained by the Intermediary during the period covered by the request. Unless otherwise specifically requested by the Fund, the Intermediary shall only be required to provide information relating to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions.

(b) Period Covered by Request. Requests must set forth a specific period for which transaction information is sought, which will generally not exceed ninety
(90) calendar days of transaction information for each account for each trading day in that period. The Fund or its designee will not request transaction information older than ninety (90) days from the date of the request unless the Fund deems it necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

(c) Timing of Requests. Fund requests for Shareholder transaction information shall be made no more frequently than quarterly except as the Fund deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

(d) Form and Timing of Response. Intermediary agrees to provide promptly, upon request of the Fund or its designee, but in no event, later than ten (10) business days after receipt of a request, the requested information specified in section 2(a) above. If requested by the Fund or its designee Intermediary agrees to use its best efforts to determine promptly whether any specific person about whom it has received the transaction information specified in section 2(a) above is itself a financial intermediary ("Indirect Intermediary") and, upon further request of the Fund or its designee promptly either: (i) provide (or arrange to have provided to the Fund, or its designee) the transaction information set forth in section 2(a) above for those Shareholders who hold an account with an Indirect Intermediary, or (ii) restrict or prohibit the Indirect Intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. In such instance, Intermediary agrees to inform the Fund or its designee whether Intermediary plans to perform (i) or (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by Fund and Intermediary. To the extent practicable, the format for any transaction information provided to the Fund or its designee should be consistent with the NSCC Standardized Data Reporting Format. For purposes of this provision, the term "Indirect Intermediary" has the same meaning as in the Rule.

(e) Limitations on Use of Information. The Fund agrees that the Fund and its designees will not use the transaction information received pursuant to this Agreement for any purpose other than as necessary to comply with the provisions of the Rule or to fulfill other regulatory or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws.

3. (a) Agreement to Restrict Trading. Intermediary agrees to execute written instructions from the Fund or its designee to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund or its designee as having engaged in transactions of the Fund's Shares (directly or indirectly through the Intermediary's account) that violate market timing or frequent trading policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund. Unless otherwise directed by the Fund, any such restrictions or prohibitions shall only apply to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions that are effected directly or indirectly through Intermediary. Instructions must be received by Intermediary at the following address, or such other address that Intermediary may communicate to Fund or its designee, in writing from time to time, including, if applicable, an e-mail and/or facsimile telephone number:

                       Valley Forge Life Insurance Company
                               Attn: Arlene Stoll
                          12770 Merit Drive, Suite 600
                                Dallas, TX 75251
                            Arlene_Stoll@swissre.com
                                 (972) 364-4015


(b) Form of Instructions. Instructions must include the TIN, ITIN, or GII and the specific individual Contract owner number or participant account number associated with the Shareholder, if known, and the specific restriction(s) to be executed, including how long the restriction(s) is (are) to remain in place. If the TIN, ITIN, GII or the specific individual Contract owner number or participant account number associated with the Shareholder is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates. Upon request of the Intermediary, Fund agrees to provide (through the Fund or its designee) to the Intermediary, along with any written instructions to prohibit further purchases or exchanges of Shares by Shareholder, information regarding those trades of the Contract owner that violated the Fund's policies relating to eliminating or reducing any dilution of the value of the Fund's outstanding Shares.

(a) Timing of Response. Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than five (5) business days after receipt of the instructions by the Intermediary.

(b) Confirmation by Intermediary. Intermediary must provide written confirmation to the Fund or its designee that instructions have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

4. Construction of the Agreement;  Fund Participation  Agreements.  The Fund and
Intermediary have entered into one or more Fund participation agreements ("Participation Agreements") between or among them for the purchase and redemption of Shares of the Fund by the Intermediary in connection with the Contracts. This Agreement amends those Participation Agreements and constitutes the entire understanding between the Fund and Intermediary as to the Fund's and Intermediary's obligations with respect to the matters discussed herein. To the extent the terms of this Agreement directly conflict with the terms of a Participation Agreement, the terms of this Agreement shall control.

5. Termination. This Agreement will terminate upon the termination of the Participation Agreements.

6. Indemnification. The Fund agrees to indemnify and hold harmless Intermediary from any and all liability, claim, loss, demand, damages, costs and expenses (including reasonable attorney's fees) arising in connection with third party claim or action brought against Intermediary as a result of any unauthorized disclosure of a Shareholder's TIN, ITIN, or GII or the specific individual Contract owner number or participant account number associated with the Shareholder provided to the Fund or its designee in response to a request for Shareholder transaction information pursuant to the terms of this Agreement.

7. Funds as Third-Party Beneficiaries. As required by the Rule, the Transfer Agent is entering into this Agreement as agent and on behalf of the Funds. The Funds shall have the right to enforce all terms and provisions of this Agreement against any and all parties hereto and otherwise involved in the activities contemplated herein.



Agreed and Executed:

AIM Investment Services, Inc.,                      Valley Forge Life Insurance Company

On behalf of [legal name of AIM Funds]              (Legal Name of Intermediary)




By:_________________________________________         By:_____________________________
Name:  William J. Galvin, Jr.                        Name:___________________________
Title: President                                     Title:__________________________

Date:__________________________                      Date:___________________________

Address for delivery of notices hereunder:           Address for delivery of notices hereunder:


11 Greenway Plaza, Suite 100                         Valley Forge Life Insurance Company
Houston, Texas 77046-1173                            Attn: Arlene Stoll
Attention: General Counsel                           12770 Merit Drive, Suite 600
                                                     Dallas, TX 72521




(1) As defined in Rule 22c-2(b), the term "excepted fund" means any: (1) money market fund; (2) fund that issues securities that are listed on a national exchange; and (3) fund that affirmatively permits short-term trading of its securities, if its prospectus clearly and prominently discloses that the fund permits short-term trading of its securities and that such trading may result in additional costs for the fund.


(2) According to the IRS' website, the ITIN refers to the Individual Taxpayer Identification number, which is a nine-digit number that always begins with the number 9 and has a 7 or 8 in the fourth digit, example 9XX-7X-XXXX. The IRS issues ITINs to individuals who are required to have a U.S. taxpayer identification number but who do not have, and are not eligible to obtain a Social Security Number from the Social Security Administration. The Rule inadvertently refers to the ITIN as the International Taxpayer Identification Number.